Exhibit 10.2

PATTERSON-UTI ENERGY, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered this 16th day of April 2012, to be effective as of April 2, 2012 (the “Effective Date”), by and between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”) and William Andrew Hendricks, Jr. (the “Employee”). Certain capitalized terms used herein are defined in Section 18.

WHEREAS, the Employee was hired on April 2, 2012 as the chief operating officer of the Company;

WHEREAS, as an inducement for the Employee to accept the Company’s offer of employment, the Company agreed to provide the Employee a severance benefit under certain circumstances; and

WHEREAS, the Company considers it to be in the best interests of the Company to enter into a severance agreement with the Employee;

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Term of this Agreement. The term of this Agreement shall begin on the Effective Date and shall terminate on the third anniversary of the Effective Date; provided, however, following the Employee’s termination by reason of a Qualifying Termination that occurs prior to the third anniversary of the Effective Date, this Agreement shall continue in effect with respect to all rights and obligations accruing as a result of Employee’s termination by reason of such Qualifying Termination.

2. Payments Upon a Qualifying Termination of Employment.

(a) If during the term of this Agreement the employment of Employee shall terminate by reason of a Qualifying Termination, then the Company shall pay to Employee (or Employee’s beneficiary or estate) as compensation for services rendered to the Company a lump-sum cash amount equal to $750,000 less any amounts received by or payable to Employee under Section 7(a)(iii)(3) of the CIC Agreement or any similar payments under any other change in control agreement entered into between the Employee and the Company.

(b) The amount payable under Section 2(a), if any, shall be paid on the seventieth (70th) day following the Date of Qualifying Termination; provided, however, that if, for purposes of section 409A of the Code, the Employee is determined to be a “specified employee” for the year in which such Date of Qualifying Termination occurs, such amount shall be paid on the first business day following the six-month anniversary of the Date of Qualifying Termination.

3. Notices. Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and addressed:

(i) if to the Employee, at the Employee’s address last shown on the Company’s records, and

(ii) if to the Company, at 450 Gears Road, Suite 500, Houston, Texas 77067, directed to the attention of the General Counsel;

(iii) or, in either case, to such other address as the party to whom or which such notice is to be given shall have specified by notice given to the other party.

4. Release of Claims. Notwithstanding anything to the contrary contained herein, Employee’s right to receive severance payments under this Agreement is conditioned on, on or prior to the sixtieth (60th) day following the Date of Qualifying Termination, (i) the execution and delivery by the Employee (or Employee’s beneficiary) of a general release in favor of Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company shall specify and (ii) the expiration of any period during which the Employee may revoke the general release pursuant to applicable law.

5. Costs; Breach. If it is necessary for the Company to commence litigation against Employee for breach of this Agreement or for Employee to enforce his rights under this Agreement by reason of a dispute, breach or default by Company hereunder, then, the losing party will in all cases be responsible for the prevailing party’s and his or its reasonable attorneys fees, costs and expenses incurred in connection with the litigation or arbitration.

6. Binding Effect; Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and shall inure to the benefit of and be binding upon Employee and his executors, administrators, heirs, and legal representatives. The Employee may not transfer, sell or otherwise assign his rights, obligations, or benefits under this Agreement.

7. Withholding Taxes. The Company may withhold from all payments to be paid to the Employee pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.

8. Amendment and Waiver. No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

9. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas, exclusive of the conflict of laws provisions thereof.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

12. Other Employment Arrangements.

(a) This Agreement does not affect the Employee’s existing or future employment arrangements with the Company, except as specifically provided herein. The Employee’s employment with the Company shall continue to be governed by the Employee’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors of the Company or, if the Employee is not an officer of the Company at the time of the termination of the Employee’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if the Employee’s employment with the Company is terminated (whether by the Employee or the Company), then the Employee shall be entitled to receive certain benefits, if any, as provided in this Agreement.

(b) Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its affiliates and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its affiliates at or subsequent to the date of termination of the Employee’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

13. Survival. Except as otherwise set forth herein, all obligations of the parties under this Agreement which expressly, or by their nature, survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of the Employee’s employment until they are satisfied in full or by their nature expire.

14. Arbitration. Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:

(i) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

(ii) Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(iii) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

(iv) All expenses of the arbitration shall be borne by the losing party.

The agreement of the parties contained in the foregoing provisions of this Section 14 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

15. Deferred Compensation—Section 409A of the Code.

This Agreement is intended to meet the requirements of section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment hereunder is subject to section 409A of the Code, except as the Board of Directors of the Company and Employee otherwise determine in writing, the payment shall be paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment shall not be subject to the additional tax or interest applicable under section 409A of the Code.

16. Offer Letter. The Employee and the Company hereby acknowledge that this Agreement is the severance agreement contemplated by the offer letter provided to the Employee in connection with his employment by the Company.

17. Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

18. Definitions.

(a) “Cause” means the occurrence of any of the following events:

(i) gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company;

(ii) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(iii) intentional wrongful damage to property of the Company;

(iv) intentional wrongful disclosure of secret processes or confidential information of the Company;

(v) an act leading to a conviction of a felony or a misdemeanor involving moral turpitude; or

(vi) a material breach by Employee of any agreement with the Company.

For purposes of this definition, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(b) “CIC Agreement” means the Patterson-UTI Energy, Inc. Change in Control Agreement, dated the date hereof, by and between Employee and Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Date of Qualifying Termination” means the effective date on which Employee’s employment by the Company terminates due to a Qualifying Termination as specified in a prior written notice by the Company or Employee, as the case may be, to the other, delivered pursuant to Section 3.

(e) “Qualifying Termination” means a termination of Employee’s Employment (1) by the Company for any reason other than Cause or (2) by the Employee due to the Company reducing his annual base salary to an amount that is less than $450,000 per year; provided, however, that a termination by the Employee due to a reduction in his annual base salary shall not be a Qualifying Termination unless (A) Employee gives the Board of Directors of the Company written notice of his objection to such reduction within thirty (30) days after the later of the approval or occurrence of the reduction, (B) such reduction is not corrected by the Company within thirty (30) days of its receipt of such notice and (C) Employee resigns his employment with the Company and its subsidiaries not more than thirty (30) days following the expiration of the 30-day period described in the foregoing clause (B). For the avoidance of doubt, the following do not constitute a Qualifying Termination under this Agreement: a termination of Employee’s employment (1) by the Company for Cause, (2) as a result of Employee’s death or (3) by the Company due to Employee’s inability to discharge his duties to the Company for a period of ninety (90) or more consecutive days by reason of physical or mental illness, injury, or incapacity, which illness, injury or incapacity is reasonably expected to (or does in fact) continue for six (6) months or more, or (4) by Employee for any reason other than due to the Company reducing his annual base salary to an amount that is less than $450,000.

[SIGNATURE PAGE TO FOLLOW]

THIS AGREEMENT CONTAINS PROVISIONS REQUIRING ARBITRATION OF DISPUTES. BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT: he has read the entire Agreement; he has received a copy of the Agreement; he has had the opportunity to ask questions and consult counsel or other advisors about its terms; and he agrees to be bound by it.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement this 16th day of April 2012, to be effective as of the Effective Date.

PATTERSON-UTI ENERGY, INC.

/s/ Douglas J. Wall
Douglas J. Wall President and Chief Executive Officer

WILLIAM ANDREW HENDRICKS, JR.

/s/ William Andrew Hendricks, Jr.